Exhibit 99.1

FORMER COGNOS CFO, DONNIE MOORE, JOINS

SYNCHRONOSS TECHNOLOGIES’ BOARD OF DIRECTORS

Press Release:

BRIDGEWATER, N.J. – May 3, 2007 – Synchronoss Technologies, Inc. (Nasdaq: SNCR), the premier provider of on-demand transaction management software to Tier One communications service providers, today announced that Donnie Moore has joined its Board of Directors.

Stephen Waldis, Chairman of the Board, President and Chief Executive Officer of Synchronoss, stated, “We are excited to have Donnie join our Board. We believe that his management experience, together with his financial expertise will allow him to make valuable contributions as Synchronoss continues to grow.”

Mr. Moore, 58, served as Senior Vice President, Finance and Administration and Chief Financial Officer at Cognos Incorporated from 1989 until his retirement in 2001, and as Vice President, Finance and Chief Financial Officer at Cognos from 1986 to 1989. Before joining Cognos, he was a corporate director for Burroughs Corporation in Detroit, Michigan and also held positions as chief financial officer of Burroughs Canada in Toronto, Canada and Burroughs Limited in Wellington, New Zealand. Mr. Moore currently sits on the boards of directors of two publicly-traded companies, MOSAID and OFI Group. He previously served on the boards of a number of enterprise software companies. Mr. Moore holds a Bachelor of Science degree in engineering (computer science) from the University of Oklahoma and an MBA in finance from the University of Houston. Mr. Moore will serve on the Audit Committee and the Nominating/Corporate Governance Committee.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (Nasdaq: SNCR), is the premier provider of on-demand transaction management software to Tier One communications service providers (CSPs). Synchronoss enables CSPs to drive growth in new and existing markets while delivering an improved customer experience at lower costs. The company’s flagship ActivationNow® and ConvergenceNow™ software platforms automate, synchronize and simplify electronic service creation and management of advanced wireline, wireless and IP services across existing networks. Tier One Synchronoss clients include AT&T, Cablevision Systems Corporation, Cingular Wireless, Comcast, Level 3 Communications, Time Warner Cable, Verizon Business Solutions, and Vonage. For more information, please visit www.synchronoss.com.

Contacts:

Investor:
Tim Dolan
617-956-6727
investor@synchronoss.com

Media:
Stacie Hiras
908-547-1260
stacie.hiras@synchronoss.com

SOURCE: Synchronoss Technologies, Inc.